Exhibit 99.2

Retrospettiva, Inc.
Unaudited Combined Pro Forma Financial Information
December 31, 2016

On March 17, 2017, AMMO, Inc. (formerly Retrospettiva, Inc.), a Delaware Corporation (the "PUBCO"), entered into a definitive agreement (the "Agreement") with Ammo, Inc., a Delaware Corporation ( "PRIVCO") under which  PUBCO acquired all of the outstanding shares of common stock of PRIVCO.  Under the terms of the Agreement, PUBCO purchased PRIVCO for 17,285,800 newly issued shares of common stock of the Company.

The unaudited combined pro forma statement of operations for the PUBCO, for the year ended December 31, 2016, and for PRIVCO, for the period from October 13, 2016 (inception) to December 31, 2016, give effect to the acquisition as if the transactions had taken place on January 1, 2017.  The unaudited combined balance sheet gives effect to the acquisition as if the transactions had taken place on December 31, 2016 and combines the PUBCO's and PRIVCO's audited balance sheets as of December 31, 2016.  The combination is being accounted for as a reverse merger whereby PRIVCO is the surviving entity.

These pro forma financial statements are provided for illustrative purposes and do not purport to represent  what the PUBCO's financial position would have been if such transactions had occurred on the above mentioned date.  These statements were prepared based on accounting principles generally accepted in the United States.  The use of estimates is required and actual results could differ from the estimates used.  PUBCO believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the acquisition.

Retrospettiva, Inc.
Unaudited Combined Pro Forma Balance Sheets
December 31, 2016

	Retrospettiva,	Ammo,	Pro Forma	Pro Forma
	Inc.	Inc.	Adjustments	Combined
Assets
Current Assets:
Cash and cash equivalents	$-	$10,116	$-	$10,116
Vendor notes receivable, net of allowance for collection	-	2,585,000	-	2,585,000
of $360,993
Vendor advances receivable	-	$89,934	-	89,934
Inventory, at lower cost or market, principally first-in, first-out	-	219,105	-	219,105
Total Current Assets	-	2,904,155	-	2,904,155

Other Assets:
Licensing agreement, net of $-0- of accumulated amortization	-	125,000	-	125,000

Total Assets	$-	$3,029,155	$-	$3,029,155

Liabilities and Stockholders' Equity
Liabilities:
Accrued payables	$575	$57,995	$(575)	$57,995
Convertible note payable, net of debt discount	-	1,518,750	-	1,518,750
Note payable - related party	-	960,000	-	960,000
Stock issuance liability	625,000	-	(625,000)	-
Total liabilities	625,575	2,536,745	(625,575)	2,536,745

Shareholders' Equity (Deficit):
Common Stock, $0.001 par value, 100,000,000 shares authorized
577,056 and 16,355,377 issued and outstanding prior to and	577	-	15,754	-
after reverse merger, respectively			500
	-	-	(476)	16,355
Common Stock, $0.001 par value, 100,000,000 shares authorized	-			-
15,754,000 issued and outstanding		15,754	(15,754)
Additional Paid in Capital	7,165,790	799,180	624,500	-
	-	-	(7,791,942)	-
	-	-	575	-
	-	-	476	798,579
Stock subscription receivable	-	(167,500)	-	(167,500)
Retained Deficit	(7,791,942)	(155,024)	7,791,942	(155,024)

Total shareholders' equity (deficit)	(625,575)	492,410	625,575	492,410

Total liabilities and shareholders' equity	$-	$3,029,155	$-	$3,029,155

Retrospettiva, Inc.
Unaudited Combined Pro Forma Statements of Operations

		Ammo, Inc.
	Retrospettiva, Inc.	For period
	Twelve months ended	October 13, 2016 (inception)	Pro Forma	Pro Forma
	December 31, 2016	to December 31, 2016	Adjustments (e)	Combined

Revenue:
Gross Revenues	$-	$-	$-	-

Operating Expenses:
Corporate General and Administrative	11,040	136,274	(11,040)	136,274

Loss from operations	(11,040)	(136,274)	11,040	(136,274)

Other income (expense)
Interest expense	(14,094)	(18,750)	14,094	(18,750)
Financing Expense	(306,304)	-	306,304	-

Income (loss) before income taxes	(331,438)	(155,024)	331,438	(155,024)
Provision for Income Taxes	(2,050)	-	2,050	-

New Income (loss)	$(333,488)	$(155,024)	$333,488	$(155,024)

Loss per common share	$(0.58)	$(0.01)	$-	$(0.01)

Weighted average common shares outstanding	577,056	15,754,000	-	16,355,377

Retrospettiva, Inc.
Notes to Unaduited Combined Pro Forma Balance Sheet and Statements of Operations
December 31, 2016

NOTE 1--Basis of Presentation
The unaudited pro forma combined balance sheets and statements of operations are derived from the audited historical  financial statements of Retrospettiva, included in its annual report on Form 10-K for the year ended December 31, 2016, and Ammo's audited historical financial statement for the period ended December 31, 2016, included here in Form 8-K.  The unaudited combined balance sheets and statements of operations have been adjusted to reflect the purchase of Ammo by Retrospettiva and certain other events.

These pro forma financial statements are provided for illustrative purposes and do not purport to represent  what the Company's financial position and results of operations would have been if such transactions had occurred on the above mentioned date.  These pro forma statements were prepared based on accounting principles generally accepted in the United States.  The use of estimates is required and actual results could differ from the estimates used.  The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the acquisition.

The following pro forma adjustments are incorporated into the unaudited combined pro forma balance sheet as of December 31, 2016 and the unaudited combined pro forma statement of operations for the period ended December 31, 2016.

(a) To eliminate accrued payables
(b) Retrospettiva issues 500,000 shares of its common stock to satistify the $625,000 stock issuance liability.
(c) Controlling shareholders agreed to cancel 475,679 shares of the Company's common stock.
(d) To reclass Retrospettiva's retained deficit at December 31, 2016 so that only Ammo's retained deficit is carried forward.
(e) Eliminate Retrospettiva's 2016 operations.
(f) Reclass Ammo's common stock par value.

NOTE: At March 17, 2017 the Company's outstanding common shares:

	Retrospettiva	Ammo

Ammo shares at December 31, 2016	15,754,000	15,754,000
Retrospettiva shares at December 31, 2016	577,056	-
Common Shares issued to satisfy issuance liability	500,000	-
Retire Share	(475,679)	-
Pro Forma shares December 31, 2016	16,355,377	15,754,000
Ammo Shares issued in 2017	1,531,800	1,531,800
Outstanding shares March 17, 2017	17,887,177	17,285,800	*
* Number of outstanding common shares reported in the March 17, 2017
"Shares Purchase Agreement".

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